As filed with the Securities and Exchange Commission on ______, 2007

                                                Commission File No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                                GAS SALVAGE CORP.
                              - -----------------
               (Exact name of registrant as specified in charter)

           Nevada                          1311              36-4613360
   ---------------------------   ----------------------  ----------------------
(State or other jurisdiction   (Primary Standard Classi-   (IRS Employer
         of incorporation)        fication Code Number)      I.D. Number)

                      Suite 153, 333 River Front Ave., S.E.
                                Calgary, Alberta
                                 Canada T2G 5R1
                                (866) 822 - 0325
                    ----------------------------------------
         (Address and telephone number of principal executive offices)

                      Suite 153, 333 River Front Ave., S.E.
                                Calgary, Alberta
                                 Canada T2G 5R1
                                (866) 822 - 0325
                   ------------------------------------------
(Address of principal place of business or intended principal place of business)

                                   Nolan Weir
                      Suite 153, 333 River Front Ave., S.E.
                                Calgary, Alberta
                                 Canada T2G 5R1
                                (866) 822 - 0325
                -----------------------------------------------
           (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                               Hart & Trinen, LLP
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     As soon as practicable after the effective date of this Registration Statement

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

Title of each                        Proposed      Proposed
 Class of                            Maximum       Maximum
Securities            Securities     Offering      Aggregate      Amount of
   to be                  to be      Price Per     Offering     Registration
Registered            Registered      Share (1)      Price           Fee
----------            ----------     -----------   ---------    ------------

Common Stock (2)       2,680,000        $0.20       $536,000        $21
----------------------------------------------------------------------------


(1) Offering price computed in accordance with Rule 457.
(2) Shares of common stock offered by selling shareholders


      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                                GAS SALVAGE CORP.

                                  Common Stock

      By means of this prospectus a number of Gas Salvage's shareholders are offering to sell up to 2,680,000 shares of Gas Salvage's common stock at a price of $0.20 per share. If and when Gas Salvage's common stock becomes quoted on the OTC Bulletin Board, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

      Gas Salvage will not receive any proceeds from the sale of the common stock by the selling stockholders. Gas Salvage will pay for the expenses of this offering which are estimated to be $35,000, of which approximately $16,000 has been paid as of the date of this prospectus.

      As of the date of this prospectus there was no public market for Gas Salvage's common stock. Although Gas Salvage plans to have its shares listed on the OTC Bulletin Board, Gas Salvage may not be successful in establishing any public market for its common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE __ OF THIS PROSPECTUS.








                The date of this prospectus is January __, 2008.

                               PROSPECTUS SUMMARY

      Gas Salvage was incorporated in Nevada on June 5, 2007.

      Gas Salvage plans to be involved in the exploration and development of oil and gas. Gas Salvage's activities will be primarily be dependent upon available financing.

      As of December 31, 2007 Gas Salvage had an interest in one oil and gas property.

      As of December 31, 2007 Gas Salvage had 5,280,000 outstanding shares of common stock.

      Gas Salvage does not have a website. Gas Salvage is not a blank check company required to comply with Rule 419 of the Securities and Exchange Commission.

           Gas Salvage's offices are located at Suite 153, 333 River Front Ave., S.E., Calgary, Alberta, Canada T2G 5R1. Gas Salvage's telephone number is (866) 822-0325 and its facsimile number is (866) 822-0325.

      See the "Glossary" section of this prospectus for the definition of terms pertaining to the oil and gas industry which are used in this prospectus.

Forward Looking Statements

      This Prospectus contains various forward-looking statements that are based on Gas Salvage's beliefs as assumptions made by and information currently available to Gas Salvage. When used in this Prospectus, the words "believe", "expect", "anticipate", "estimate" "intend", "project", "predict" and similar expressions are intended to identify forward-looking statements. These statements may involve projections, capital requirements, operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

The Offering

      By means of this prospectus a number of Gas Salvage's shareholders are offering to sell up to 2,680,000 shares of its common stock at a price of $.20 per share. If and when Gas Salvage's common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of any relevant operating history, losses since Gas Salvage was incorporated, and the possible need for Gas Salvage to sell shares of its common stock to raise additional capital. See "Risk Factors" beginning on page 2 of this prospectus for additional Risk Factors.

                                  RISK FACTORS

      The securities being offered involve a high degree of risk. Prospective investors should consider the following risk factors which affect Gas Salvage's business and this offering. These risk factors discuss all material risks which pertain to an investment in Gas Salvage's common stock. If any of the risks discussed below materialize, Gas Salvage's common stock could decline in value or become worthless.

Risk Factors Related to Gas Salvage's Business.

Gas Salvage has a history of losses and may never be profitable. Gas Salvage has never earned a profit. Gas Salvage expects to incur losses during the foreseeable future and may never be profitable.

The failure of Gas Salvage to obtain capital may significantly restrict Gas Salvage's proposed operations. Gas Salvage needs additional capital to fund its operating losses and to explore for oil and gas. Gas Salvage's issuance of equity or equity-related securities to raise capital will dilute the ownership interest of existing shareholders.

      Gas Salvage does not know what the terms of any future capital raising may be but any future sale of Gas Salvage's equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the price of the shares of common stock sold in this offering. The failure of Gas Salvage to obtain the capital which it requires will result in the slower implementation of Gas Salvage's business plan or its inability of Gas Salvage to implement its business plan. There can be no assurance that Gas Salvage will be able to obtain any capital which it will need.

      To enable Gas Salvage to continue in business Gas Salvage will eventually need to earn a profit or obtain additional financing until Gas Salvage is able to earn a profit. As a result of Gas Salvage's short operating history it is difficult for potential investors to evaluate its business. There can be no assurance that Gas Salvage can implement its business plan, that it will be profitable, or that the shares which may be sold in this offering will have any value.

      Gas Salvage will not receive any proceeds from the sale of the shares offered by the selling shareholders.

Oil and gas exploration is not an exact science, and involves a high degree of risk. The primary risk lies in the drilling of dry holes or drilling and completing wells which, though productive, do not produce gas and/or oil in sufficient amounts to return the amounts expended and produce a profit. Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil and gas wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented. In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs. Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil or gas from the well.

      Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than in development drilling. Exploratory drilling itself can be of varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs. While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil and gas than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

      Although the completion of oil and gas wells is, to a certain extent, less risky than drilling for oil and gas, the process of completing an oil or gas well is nevertheless associated with considerable risk. In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce sufficient oil or gas in order to repay Gas Salvage's investment in the well.

The acquisition, exploration and development of oil and gas properties, and the production and sale of oil and gas are subject to many factors which are outside Gas Salvage's control. These factors include, among others, general economic conditions, proximity to pipelines, oil import quotas, supply, demand, and price of other fuels and the regulation of production, refining, transportation, pricing, marketing and taxation by Federal, state, and local governmental authorities.

Buyers of Gas Salvage's gas, if any, may refuse to purchase gas from Gas Salvage in the event of oversupply. If wells which may be drilled by Gas Salvage are productive of natural gas, the quantities of gas that Gas Salvage may be able to sell may be too small to pay for the expenses of operating the wells. In such a case, the wells would be "shut-in" until such time, if ever, that economic conditions permit the sale of gas in quantities which would be profitable.

Interests that Gas Salvage may acquire in oil and gas properties may be subject to royalty and overriding royalty interests, liens incident to operating agreements, liens for current taxes and other burdens and encumbrances, easements and other restrictions, any of which may subject Gas Salvage to future undetermined expenses. Gas Salvage does not intend to purchase title insurance, title memos, or title certificates for any leasehold interests it will acquire. It is possible that at some point Gas Salvage will have to undertake title work involving substantial costs. In addition, it is possible that Gas Salvage may suffer title failures resulting in significant losses to Gas Salvage.

The drilling of oil and gas wells involves hazards such as blowouts, unusual or unexpected formations, pressures or other conditions which could result in substantial losses or liabilities to third parties. Although Gas Salvage intends to acquire adequate insurance, or to be named as an insured under coverage acquired by others (e.g., the driller or operator), Gas Salvage may not be insured against all such losses because such insurance may not be available, premium costs may be deemed unduly high, or for other reasons. Accordingly, uninsured liabilities to third parties could result in the loss of Gas Salvage's funds or property.

Gas Salvage's operations are dependent upon the continued services of its officers. The loss of any of these officers, whether as a result of death, disability or otherwise, may have a material adverse effect upon the business of Gas Salvage.

Gas Salvage's operations will be affected from time to time and in varying degrees by political developments and Federal and state laws and regulations regarding the development, production and sale of crude oil and natural gas. These regulations require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, and other matters. Rates of production of oil and gas have for many years been subject to Federal and state conservation laws and regulations and the petroleum industry is subject to Federal tax laws. In addition, the production of oil or gas may be interrupted or terminated by governmental authorities due to ecological and other considerations. Compliance with these regulations may require a significant capital commitment by and expense to Gas Salvage and may delay or otherwise adversely affect Gas Salvage's proposed operations.

   From time to time legislation has been proposed relating to various conservation and other measures designed to decrease dependence on foreign oil. No prediction can be made as to what additional legislation may be proposed or enacted. Oil and gas producers may face increasingly stringent regulation in the years ahead and a general hostility towards the oil and gas industry on the part of a portion of the public and of some public officials. Future regulation will probably be determined by a number of economic and political factors beyond the control of Gas Salvage or the oil and gas industry.

Gas Salvage's activities will be subject to existing federal and state laws and regulations governing environmental quality and pollution control. Compliance with environmental requirements and reclamation laws imposed by Federal, state, and local governmental authorities may necessitate significant capital outlays and may materially affect the earnings of Gas Salvage. It is impossible to predict the impact of environmental legislation and regulations (including regulations restricting access and surface use) on Gas Salvage's operations in the future although compliance may necessitate significant capital outlays, materially affect Gas Salvage's earning power or cause material changes in its intended business. In addition, Gas Salvage may be exposed to potential liability for pollution and other damages.

Since Gas Salvage's officers plan to devote only a portion of their time to Gas Salvage's business, its chances of being profitable will be less than if it had full time management. As of the date of this prospectus Gas Salvage had two officers. With the exception of Philip Grey, the officers of Gas Salvage are employed full-time at other companies and the officers' other responsibilities could take precedence over the officer's duties to Gas Salvage.

Risk Factors Related to this Offering

As of the date of this prospectus there was no public market for Gas Salvage's common stock and if no public market develops, purchasers of the shares offered by this prospectus may be unable to sell their shares. If purchasers are unable to sell their shares, purchasers may never be able to recover any amounts which they paid for Gas Salvage's shares.

Because there is no public market for Gas Salvage's common stock, the price for its shares was arbitrarily established, does not bear any relationship to Gas Salvage's assets, book value or net worth, and may be greater than the price which investors in this offering may receive when they resell their shares. Accordingly, the offering price of Gas Salvage's common stock should not be considered to be any indication of the value of its shares. The factors considered in determining the offering price included Gas Salvage's future prospects and the likely trading price for its common stock if a public market ever develops.

Should a market for Gas Salvage's common stock ever develop, disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for Gas Salvage's common stock and investors may find it difficult to sell their shares. If a market ever develops for the common stock of Gas Salvage, trades of Gas Salvage's common stock will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

                       DILUTION AND COMPARATIVE SHARE DATA

      As of December 31, 2007 Gas Salvage had 5,280,000 outstanding shares of common stock, which had a net tangible book value of $0.06 per share. These shares were issued for cash of $266,301 and as payment for Gas Salvage's working interest in an oil and gas lease.

      The following table illustrates per share dilution and the comparative stock ownership of Gas Salvage's stockholders as compared to the investors in this offering, assuming all shares offered by this prospectus are sold.

Shares outstanding as of December 31, 2007                         5,280,000

Shares offered by selling shareholders                             2,680,000

Net tangible book value per share at as of December 31, 2007           $0.06

Offering price, per share                                              $0.20

Dilution to purchasers of shares offered by this prospectus            $0.14

Equity ownership by purchasers of shares offered by this prospectus       51%


     The following table shows the cash amount paid by the present shareholders of Gas Salvage for their shares of Gas Salvage's common stock:

   Name                                   Price Paid Per Share
   ----                                   --------------------

Officer and Director                           $0.01
Futures Investment Corp.                         (1)
Investors in private offering                $0.10 CDN$


(1) In consideration for its interest in its oil and gas property, Gas Salvage paid Futures Investment Corp. $100,000 in cash plus 900,000 shares of its restricted common stock.

                     MARKET FOR GAS SALVAGE'S COMMON STOCK.

      Gas Salvage's common stock is not quoted on any exchange and there is no public trading market.

      As of December 31, 2007, Gas Salvage had 5,280,000 outstanding shares of common stock and 63 shareholders. Gas Salvage does not have any outstanding options, warrants or other arrangements providing for the issuance of additional shares of its capital stock.

      All of the outstanding shares of Gas Salvage are restricted securities and if not sold by means of this prospectus may be sold in accordance with Rule 144 of the Securities and Exchange Commission beginning in March 2008.

      Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors. Gas Salvage's Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend. No dividends have ever been declared and it is not anticipated that dividends will ever be paid.

       Gas Salvage's Articles of Incorporation authorize its Board of Directors to issue up to 5,000,000 shares of preferred stock. The provisions in the Articles of Incorporation relating to the preferred stock allow Gas Salvage's directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of Gas Salvage's common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by Gas Salvage's management.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              AND PLAN OF OPERATION

      The following discussion of financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements, which are included elsewhere in this prospectus.

      Gas Salvage was incorporated on June 5, 2007. In September 2007 Gas Salvage acquired a 44.5% working interest (35.6% net revenue interest) in a gas well located in Lincoln County, Oklahoma. The gas well was put into production in November 2007. As of December 31, 2007 the well was producing, net to Gas Salvage's net revenue interest, 30 MCF of gas per day.

RESULTS OF OPERATIONS

         The factors that most significantly affect Gas Salvage's results of operations will be (i) the sale prices of crude oil and natural gas, (ii) the amount of production from oil or gas wells in which Gas Salvage has an interest, and (iii) and lease operating expenses. Gas Salvage's revenues will also be significantly impacted by its ability to maintain or increase oil or gas production through exploration and development activities.

      Prices received by Gas Salvage for sales of crude oil and natural gas may fluctuate significantly from period to period. The fluctuations in oil prices during these periods reflect market uncertainty regarding the inability of the Organization of Petroleum Exporting Countries ("OPEC") to control the production of its member countries, as well as concerns related to the global supply and demand for crude oil. Gas prices received by Gas Salvage will fluctuate with changes in the spot market price for gas.

      Changes in natural gas and crude oil prices will significantly affect the revenues and cash flow of the wells and the value of the oil and gas properties. Declines in the prices of crude oil and natural gas could have a material adverse effect on the success of Gas Salvage's operations and activities, recoupment of the costs of acquiring, developing and producing its wells and profitability. Gas Salvage is unable to predict whether the prices of crude oil and natural gas will rise, stabilize or decline in the future.

      Other than the foregoing, Gas Salvage does not know of any trends, events or uncertainties that have had or are reasonably expected to have a material impact on Gas Salvage's net sales, revenues or expenses.

LIQUIDITY AND CAPITAL RESOURCES

      It is expected that Gas Salvage's principal source of cash flow will be from the production and sale of crude oil and natural gas reserves which are depleting assets. Cash flow from the sale of oil and gas production depends upon the quantity of production and the price obtained for the production. An increase in prices will permit Gas Salvage to finance its operations to a greater extent with internally generated funds, may allow Gas Salvage to obtain equity financing more easily or on better terms, and lessens the difficulty of obtaining financing. However, price increases heighten the competition for oil and gas prospects, increase the costs of exploration and development, and, because of potential price declines, increase the risks associated with the purchase of producing properties during times that prices are at higher levels.

      A decline in oil and gas prices (i) will reduce the cash flow internally generated by Gas Salvage which in turn will reduce the funds available for exploring for and replacing oil and gas reserves, (ii) will increase the difficulty of obtaining equity and debt financing and worsen the terms on which such financing may be obtained, (iii) will reduce the number of oil and gas prospects which have reasonable economic terms, (iv) may cause Gas Salvage to permit leases to expire based upon the value of potential oil and gas reserves in relation to the costs of exploration, (v) may result in marginally productive oil and gas wells being abandoned as non-commercial, and (vi) may increase the difficulty of obtaining financing. However, price declines reduce the competition for oil and gas properties and correspondingly reduce the prices paid for leases and prospects.

      Between June and September 2007 Gas Salvage sold 2,580,000 shares of its common stock at a price of $0.10 CDN per share to a group of private investors.

      In September 2007 Gas Salvage acquired a 44.5% working interest (35.6% net revenue interest) in a gas well for $100,000 in cash and 900,000 shares of its restricted common stock. At the time it acquired its interest in the gas well, Gas Salvage also acquired, for $100,000, a 50% interest in a portable unit which reduces the amount of nitrogen and oxygen from the gas produced by the well.

      Gas Salvage's material sources and (uses) of cash during the period from its inception (June 5, 2007) to December 31, 2007:

      Sale of common stock                                   $ 276,000
      Purchase of oil and gas property                         100,000
      Purchase of equipment                                    100,000
      Legal and accounting expenses                             15,800
      Other                                                      5,000

      As of December 31, 2007 Gas Salvage had cash on hand of approximately $50,000.

      Gas Salvage's plan of operation is described in more detail in the "Business" section of this prospectus.

      Gas Salvage does not anticipate that it will need to hire any employees during the twelve month period following the date of this prospectus.

      Gas Salvage's future plans will be dependent upon the amount of capital Gas Salvage is able to raise. Gas Salvage may attempt to raise additional capital through the private sale of its equity securities or borrowings from third party lenders. Gas Salvage does not have any commitments or arrangements from any person to provide Gas Salvage with any additional capital. If additional financing is not available when needed, Gas Salvage may continue to operate in its present mode or Gas Salvage may need to cease operations. Gas Salvage does not have any plans, arrangements or agreements to sell its assets or to merge with another entity.

      Gas Salvage plans to generate profits by drilling productive oil or gas wells. However, Gas Salvage will need to raise the funds required to drill new wells from third parties willing to pay Gas Salvage's share of drilling and completing the wells. Gas Salvage may also attempt to raise needed capital through the private sale of its securities or by borrowing from third parties. Gas Salvage may not be successful in raising the capital needed to drill oil or gas wells. In addition, any future wells which may be drilled by Gas Salvage may not be productive of oil or gas. The inability of Gas Salvage to generate profits may force Gas Salvage to curtail or cease operations.

Contractual Obligations
-----------------------

      As of December 31, 2007 Gas Salvage did not have any material capital commitments, other than funding its operating losses. It is anticipated that any capital commitments that may occur will be financed principally through the sale of shares of Gas Salvage's common stock or other equity securities. However, there can be no assurance that additional capital resources and financings will be available to Gas Salvage on a timely basis, or if available, on acceptable terms.

                                    BUSINESS

      Gas Salvage was incorporated in Nevada on June 5, 2007 and plans to be involved in the exploration and development of oil and gas.

      Gas Salvage plans to evaluate undeveloped oil and gas prospects and participate in drilling activities on those prospects which in the opinion of management are favorable for the production of oil or gas. If, through its review, a geographical area indicates geological and economic potential, Gas Salvage will attempt to acquire leases or other interests in the area. Gas Salvage will then attempt to sell portions of its leasehold interests in a prospect to unrelated third parties, thus sharing risks and rewards of the exploration and development of the prospect with the joint owners pursuant to an operating agreement. One or more exploratory wells may be drilled on a prospect, and if the results indicate the presence of sufficient oil and gas reserves, additional wells may be drilled on the prospect.

      Gas Salvage may also:

     o acquire a working interest in one or more prospects from others and participate with the other working interest owners in drilling, and if warranted, completing oil or gas wells on a prospect, and
     o    purchase producing oil or gas properties.

      Gas Salvage's activities will primarily be dependent upon available financing.

      In September 2006 Gas Salvage acquired a 44.5% working interest (35.6% net revenue interest) in an oil and gas lease covering 40 acres in Lincoln County, Oklahoma. In November 2007 the gas well drilled on the lease was placed into production. As of December 31, 2007 the well was producing approximately 30 MCF of gas per day, net to Gas Salvage's net revenue interest.

      At the time it acquired its interest in the oil and gas lease, Gas Salvage also acquired, for $100,000, a 50% interest in a portable nitrogen rejection unit. The unit removes excessive nitrogen and oxygen from the gas produced from the well and allows the gas to be sold to buyers who will not always purchase gas with a high level of contaminants.

      The following table shows, as of December 31, 2007, by state or region, Gas Salvage's producing wells, Developed Acreage and Undeveloped Acreage, excluding service (injection and disposal) wells:

State           Productive Wells (1) Developed Acreage  Undeveloped Acreage (1)
-----           -------------------- -----------------  -----------------------
                Gross         Net    Gross         Net  Gross             Net
                -----         ---    -----         ---  -----             ---

Oklahoma            1         35.6     40         17.8     --              --

(1) "Undeveloped Acreage" includes leasehold interests on which wells have not been drilled or completed to the point that would permit the production of commercial quantities of natural gas and oil regardless of whether the leasehold interest is classified as containing proved undeveloped reserves.

      The following table shows, as of December 15, 2007 the status of Gas Salvage's gross developed and undeveloped acreage.

State            Gross Acreage    Held by Production   Not Held by Production
-----            -------------    ------------------   ----------------------

Oklahoma              40                  40                    --

   Acres Held By Production remain in force so long as oil or gas is produced from the well on the particular lease. Leased acres which are not Held By Production require annual rental payments to maintain the lease until the first to occur of the following: the expiration of the lease or the time oil or gas is produced from one or more wells drilled on the lease acreage. At the time oil or gas is produced from wells drilled on the leased acreage the lease is considered to be Held By Production.

      Gas Salvage does not own any Overriding Royalty Interests.

      Title to properties is subject to royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil and gas industry, to liens for current taxes not yet due and to other encumbrances. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records). Drilling title opinions are always prepared before commencement of drilling operations; however, as is customary in the industry.

      Gas Salvage is not obligated to provide a fixed and determined quantity of oil or gas in the future. During the last three fiscal years, Gas Salvage has not had, nor does it now have, any long-term supply or similar agreement with any government or governmental authority.

GOVERNMENT REGULATION

      Various state and federal agencies regulate the production and sale of oil and natural gas. All states in which Gas Salvage plans to operate impose restrictions on the drilling, production, transportation and sale of oil and natural gas.

      The Federal Energy Regulatory Commission (the "FERC") regulates the interstate transportation and the sale in interstate commerce for resale of natural gas. The FERC's jurisdiction over interstate natural gas sales has been substantially modified by the Natural Gas Policy Act under which the FERC continued to regulate the maximum selling prices of certain categories of gas sold in "first sales" in interstate and intrastate commerce.

      FERC has pursued policy initiatives that have affected natural gas marketing. Most notable are (1) the large-scale divestiture of interstate pipeline-owned gas gathering facilities to affiliated or non-affiliated companies; (2) further development of rules governing the relationship of the pipelines with their marketing affiliates; (3) the publication of standards relating to the use of electronic bulletin boards and electronic data exchange by the pipelines to make available transportation information on a timely basis and to enable transactions to occur on a purely electronic basis; (4) further review of the role of the secondary market for released pipeline capacity and its relationship to open access service in the primary market; and (5) development of policy and promulgation of orders pertaining to its authorization of market-based rates (rather than traditional cost-of-service based rates) for transportation or transportation-related services upon the pipeline's demonstration of lack of market control in the relevant service market. Gas Salvage does not know what effect the FERC's other activities will have on the access to markets, the fostering of competition and the cost of doing business.

      Gas Salvage's sales of oil and natural gas liquids will not be regulated and will be at market prices. The price received from the sale of these products will be affected by the cost of transporting the products to market. Much of that transportation is through interstate common carrier pipelines.

      Federal, state, and local agencies have promulgated extensive rules and regulations applicable to Gas Salvage's oil and natural gas exploration, production and related operations. Most states require permits for drilling operations, drilling bonds and the filing of reports concerning operations and impose other requirements relating to the exploration of oil and natural gas. Many states also have statutes or regulations addressing conservation matters including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations of some states limit the rate at which oil and natural gas is produced from Gas Salvage's properties. The federal and state regulatory burden on the oil and natural gas industry increases Gas Salvage's cost of doing business and affects its profitability. Because these rules and regulations are amended or reinterpreted frequently, Gas Salvage is unable to predict the future cost or impact of complying with those laws.

COMPETITION AND MARKETING

      Gas Salvage will be faced with strong competition from many other companies and individuals engaged in the oil and gas business, many are very large, well established energy companies with substantial capabilities and established earnings records. Gas Salvage may be at a competitive disadvantage in acquiring oil and gas prospects since it must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs. It is nearly impossible to estimate the number of competitors; however, it is known that there are a large number of companies and individuals in the oil and gas business.

      Exploration for and production of oil and gas are affected by the availability of pipe, casing and other tubular goods and certain other oil field equipment including drilling rigs and tools. Gas Salvage depends upon independent drilling contractors to furnish rigs, equipment and tools to drill its wells. Higher prices for oil and gas may result in competition among operators for drilling equipment, tubular goods and drilling crews which may affect Gas Salvage's ability expeditiously to drill, complete, recomplete and work-over its wells. However, Gas Salvage has not experienced and does not anticipate difficulty in obtaining supplies, materials, drilling rigs, equipment or tools.

      Gas Salvage does not refine or otherwise process crude oil and condensate production. Substantially all of the crude oil and condensate production from Gas Salvage's well is sold at posted prices under short-term contracts, which is customary in the industry.

      The market for oil and gas is dependent upon a number of factors beyond Gas Salvage's control, which at times cannot be accurately predicted. These factors include the proximity of wells to, and the capacity of, natural gas pipelines, the extent of competitive domestic production and imports of oil and gas, the availability of other sources of energy, fluctuations in seasonal supply and demand, and governmental regulation. In addition, there is always the possibility that new legislation may be enacted which would impose price controls or additional excise taxes upon crude oil or natural gas, or both. Oversupplies of natural gas can be expected to recur from time to time and may result in the gas producing wells being shut-in. Increased imports of natural gas, primarily from Canada, have occurred and are expected to continue. Such imports may adversely affect the market for domestic natural gas.

      The market price for crude oil is significantly affected by policies adopted by the member nations of Organization of Petroleum Exporting Countries ("OPEC"). Members of OPEC establish prices and production quotas among themselves for petroleum products from time to time with the intent of controlling the current global supply and consequently price levels. Gas Salvage is unable to predict the effect, if any, that OPEC or other countries will have on the amount of, or the prices received for, crude oil and natural gas produced and sold from Gas Salvage's wells.

      Gas prices, which were once effectively determined by government regulations, are now largely influenced by competition. Competitors in this market include producers, gas pipelines and their affiliated marketing companies, independent marketers, and providers of alternate energy supplies, such as residual fuel oil. Changes in government regulations relating to the production, transportation and marketing of natural gas have also resulted in significant changes in the historical marketing patterns of the industry. Generally, these changes have resulted in the abandonment by many pipelines of long-term contracts for the purchase of natural gas, the development by gas producers of their own marketing programs to take advantage of new regulations requiring pipelines to transport gas for regulated fees, and an increasing tendency to rely on short-term contracts priced at spot market prices.

GENERAL

      Gas Salvage has never been a party to any bankruptcy, receivership, reorganization, readjustment or similar proceedings. Since Gas Salvage is engaged in the oil and gas business, it does not allocate funds to product research and development in the conventional sense. Gas Salvage does not have any patents, trade-marks, or labor contracts. With the exception of Gas Salvage's oil and gas leases, Gas Salvage does not have any licenses, franchises, concessions or royalty agreements. Backlog is not material to an understanding of Gas Salvage's business. Gas Salvage's business is not subject to renegotiation of profits or termination of contracts or subcontracts at the election of federal government.

      Gas Salvage's offices are located at Suite 153, 333 River Front Ave., S.E., Calgary, Alberta, Canada T2G 5R1. The 500 square feet of office space is occupied under a lease requiring rental payments of $500 per month until July 1, 2008.

         As of December 31, 2007 Gas Salvage did not have any full time employees.

                                   MANAGEMENT

      Gas Salvage's officers and directors are listed below. Gas Salvage's directors are generally elected at the annual shareholders' meeting and hold office until the next annual shareholders' meeting or until their successors are elected and qualified. Gas Salvage's executive officers are elected by its board of directors and serve at its discretion.

Name            Age    Position
----            ---    --------

Nolan Weir       34    President, Chief Executive Officer, Secretary and a
                       Director

     The following is a brief description of Mr. Weir's business background:

     Nolan Weir. Mr. Weir has been an officer and director of Gas Salvage since June 2007. Since December 2002 Mr. Weir has been the President of Makin Rain Irrigation Corp., a Company involved with residential landscaping and irrigation in the Alberta area.

     Gas Salvage does not have a compensation committee. Gas Salvage's Directors serve as its Audit Committee. Gas Salvage does not have a financial expert. Mr. Weir is not independent as that term is defined Section 121(A) of the Listing Standards of the American Stock Exchange.

Executive Compensation.
-----------------------

      The following table shows the compensation paid or accrued to Gas Salvage's officer during the period from Gas Salvage's inception (June 5, 2007) to October 31, 2007:

                                                               All
                                                              Other
                                                              Annual
                                             Stock   Option   Compen-
Name and Principal  Fiscal  Salary   Bonus   Awards  Awards   sation
   Position          Year    (1)      (2)     (3)     (4)       (5)      Total
------------------  ------  ------   -----   ------  ------   -------  ---------

Nolan Weir,          2007      --      --       --      --         --      --
  President, Chief
  Executive Officer
  and Secretary


(1)  The dollar value of base salary (cash and non-cash) earned.
(2)  The dollar value of bonus (cash and non-cash) earned.
(3) During the periods covered by the table, the value of Gas Salvage's shares issued as compensation for services to the persons listed in the table.
(4) The value of all stock options granted during the periods covered by the table.
(5) All other compensation received that Gas Salvage could not properly report in any other column of the table.

      Stock Options. Gas Salvage has not granted any stock options and does not have any stock option plans in effect as of the date of this prospectus. In the future, Gas Salvage may grant stock options to its officers, directors, employees or consultants.

      Long-Term Incentive Plans. Gas Salvage does not provide its officers or employees with pension, stock appreciation rights, long-term incentive or other plans and has no intention of implementing any of these plans for the foreseeable future.

      Employee Pension, Profit Sharing or other Retirement Plans. Gas Salvage does not have a defined benefit, pension plan, profit sharing or other retirement plan, although it may adopt one or more of such plans in the future.

      Compensation of Directors. Gas Salvage's directors do not receive any compensation pursuant to any standard arrangement for their services as directors.

      Mr. Weir plans to spend approximately 50% of his time on the business of Gas Salvage.

      Gas Salvage does not have any employment agreements with its officers or employees. Gas Salvage does not maintain any keyman insurance on the life or in the event of disability of any of its officers.

Transactions with Related Parties and Recent Sales of Securities

      The following lists all shares of Gas Salvage's common stock since its incorporation:

                                                          Consideration
    Shareholder             Date of Sale  Shares Issued  Paid for Shares
    -----------             ------------  -------------  ---------------

    Nolan Weir                 6-06-07     1,800,000     $18,000

    Futures Investment Corp.   9-01-07       900,000     Assignment of interest
                                                         in oil and gas prospect

    Private Investors      6/07 - 9/07     2,580,000     CDN$0.10 per share
                                          ----------
                                           5,280,000
                                          ==========

                             PRINCIPAL SHAREHOLDERS

      The following table shows the ownership of Gas Salvage's common stock as of the date of this prospectus by each shareholder known by Gas Salvage to be the beneficial owner of more than 5% of Gas Salvage's outstanding shares, each director and executive officer and all directors and executive officers as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares they beneficially own.

Name and Address                   Number of Shares        Percent of Class
----------------                   ----------------        ----------------

Nolan Weir                           1,800,000                    34%
Suite 153
333 River Front Ave., S.E.
Calgary, Alberta
Canada  T2G 5R1

Futures Investment Corp.               900,000                    17%
31 Tusslewood View, N.W.
Calgary, Alberta
Canada  T3L 2Y3

All officers and directors           1,800,000                    34%
as a group (one person)

                              SELLING SHAREHOLDERS

      The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the "selling shareholders". The selling shareholders acquired their shares from Gas Salvage in private transactions for cash at a price of $0.10 CDN per share and, in the case of Futures Investment Corp., for an interest in an oil and gas property.

      Gas Salvage will not receive any proceeds from the sale of the shares by the selling shareholders. Gas Salvage will pay all costs of registering the shares offered by the selling shareholders. These costs, based upon the time related to preparing this section of the prospectus, are estimated to be $2,000. The selling shareholders will pay all sales commissions and other costs of the sale of the shares offered by them.

                                         Shares to      Share
                                          Be Sold      Ownership
                             Shares       in this        After       Percentage
Name                         Owned        Offering     Offering      Ownership

Nolan Weir                1,800,000        50,000     1,750,000          33.1%
Futures Investment Corp.    900,000        50,000       850,000          16.1%
James Rutter                 50,000        50,000            --            --
Jeanette Rutter              50,000        50,000            --            --
Charles Chebry               50,000        50,000            --            --
Aaron Cain Professional Corp 50,000        50,000            --            --
Don Campbell                 50,000        50,000            --            --
Jay Funk                     50,000        50,000            --            --
Glen Hubick                  50,000        50,000            --            --
Jean Mark Boucher            50,000        50,000            --            --
Shawn Mccord                 20,000        20,000            --            --
Trent Gahan                  20,000        20,000            --            --
Don Rasmussen                50,000        50,000            --            --
Will Wagner                  98,000        98,000            --            --
Brian Mattis                 50,000        50,000            --            --
Lisa Maclellan               50,000        50,000            --            --
Kenn Amman                   50,000        50,000            --            --
Terry Ammann                 50,000        50,000            --            --
Jed Dreifke                  50,000        50,000            --            --
Colleen Dreifke              50,000        50,000            --            --
Warren Killen                40,000        40,000            --            --
Corinne Killeen              40,000        40,000            --            --
Derek Chernicki              20,000        20,000            --            --
Peter Richards               20,000        20,000            --            --
Trimour Capital Group       100,000       100,000            --            --
Robbi Ann Black              30,000        30,000            --            --
Curtis Beswick               50,000        50,000            --            --
Chris MAcClellan             30,000        30,000            --            --
Olga Mcclennan               50,000        50,000            --            --

                                         Shares to      Share
                                          Be Sold      Ownership
                             Shares       in this        After       Percentage
Name                         Owned        Offering     Offering      Ownership

Alfred Himmelspeck           50,000        50,000            --            --
Krista Mainprise             50,000        50,000            --            --
Deborah Mainprise            50,000        50,000            --            --
Joesphine Berscheid          50,000        50,000            --            --
Ryan Beamin                  50,000        50,000            --            --
Ross Black                   35,000        35,000            --            --
Kimberly Black               65,000        65,000            --            --
Grand Lion Investment       100,000       100,000            --            --
Jeff Sands                  100,000       100,000            --            --
Maureen Sands               100,000       100,000            --            --
Shelley Rainforth            20,000        20,000            --            --
Kerry Wilde                  10,000        10,000            --            --
Ken Prusky                   20,000        20,000            --            --
Troy Prusky                  20,000        20,000            --            --
Daryl Ries                   10,000        10,000            --            --
James MacLellan              40,000        40,000            --            --
Randy Steinley               50,000        50,000            --            --
Berscheid Ventures Inc       50,000        50,000            --            --
Don Homer                    20,000        20,000            --            --
Rob Turner                   50,000        50,000            --            --
1098701 Alberta Ltd          50,000        50,000            --            --
Jamie McNaughton             50,000        50,000            --            --
Sandra Dosdall               50,000        50,000            --            --
John Laqourgue               20,000        20,000            --            --
Reynoudt Jalink              10,000        10,000            --            --
Mary Wagner                  10,000        10,000            --            --
Chris Jones                  20,000        20,000            --            --
James Bijl                   12,000        12,000            --            --
Rudolf Wagner                10,000        10,000            --            --
Gary Soost                   30,000        30,000            --            --
Craig Beamin                 10,000        10,000            --            --
Charlotte Soost              50,000        50,000            --            --
William Lawson               30,000        30,000            --            --
Betty Ann Horbay             20,000        20,000            --            --

      Except as noted above, no selling shareholder has, or had, any material relationship with Gas Salvage, or Gas Salvage's officers or directors. To Gas Salvage's knowledge, no selling shareholder is affiliated with a broker dealer.

Manner of Sale.

     The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit. Since as of the date of this prospectus no market exists for Gas Salvage's common stock, sales by the selling shareholders, until Gas Salvage's common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, will be made at a price of $.20 per share. If and when Gas Salvage's common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

o    face-to-face   transactions   between  sellers  and  purchasers  without  a
     broker/dealer.

      In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither Gas Salvage nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no NASD member will charge commissions that exceed 8% of the total proceeds from the sale.

      The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      If any selling shareholder enters into an agreement to sell his or her shares to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, Gas Salvage will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. Gas Salvage will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

      The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

      Gas Salvage has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. Gas Salvage has also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Gas Salvage has also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

Common Stock

      Gas Salvage is authorized to issue 50,000,000 shares of common stock. As of the date of this prospectus Gas Salvage had 5,280,000 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of Gas Salvage's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will ever be paid.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Gas Salvage. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered by this prospectus will be, upon issuance, fully paid and non-assessable.

Preferred Stock

     Gas Salvage is authorized to issue 5,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by Gas Salvage's Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Gas Salvage's directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of Gas Salvage's common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by Gas Salvage's management. As of the date of this prospectus Gas Salvage had not issued any shares of preferred stock.

Transfer Agent

      As of the date of this prospectus Gas Salvage had not appointed a transfer agent for its common stock.

                                LEGAL PROCEEDINGS

      Gas Salvage is not involved in any legal proceedings and Gas Salvage does not know of any legal proceedings which are threatened or contemplated.

                                 INDEMNIFICATION

      The Nevada Revised Statutes authorize indemnification of a director, officer, employee or agent of Gas Salvage against expenses incurred in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of Gas Salvage who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Gas Salvage pursuant to the foregoing provisions, Gas Salvage has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION
      Gas Salvage has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement is also available at www.sec.gov, the website of the Securities and Exchange Commission.

                                    GLOSSARY

      BBL. One stock tank barrel, or 42 U.S. gallons liquid volume, usually used herein in reference to crude oil or other liquid hydrocarbons.

      BOE. Equivalent barrels of oil, using the ratio of six MCF of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

      BTU. A British thermal unit which is the amount of heat required to raise the temperature of one avoirdupois pound of pure water form 58.5 degrees to 59.5 degrees Fahrenheit under standard conditions.

      CDN$. Canadian Dollars.

      DEVELOPED ACREAGE. The number of acres which are allocated or assignable to producing wells or wells capable of production.

      DEVELOPMENT WELL. A well drilled as an additional well to the same reservoir as other producing wells on a Lease, or drilled on an offset Lease not more than one location away from a well producing from the same reservoir.

      EXPLORATORY WELL. A well drilled in search of a new undiscovered pool of oil or gas, or to extend the known limits of a field under development.

      GROSS ACRES OR WELLS. A well or acre in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

      LEASE. Full or partial interests in an oil and gas lease, authorizing the owner thereof to drill for, reduce to possession and produce oil and gas upon payment of rentals, bonuses and/or royalties. Oil and gas leases are generally acquired from private landowners and federal and state governments. The term of an oil and gas lease typically ranges from three to ten years and requires annual lease rental payments of $1.00 to $2.00 per acre. If a producing oil or gas well is drilled on the lease prior to the expiration of the lease, the lease will generally remain in effect until the oil or gas production from the well ends. The Company is required to pay the owner of the leased property a royalty which is usually between 12.5% and 16.6% of the gross amount received from the sale of the oil or gas produced from the well.

      MCF. One thousand cubic feet.

      NET ACRES OR WELLS. A net well or acre is deemed to exist when the sum of fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the fractional working interests owned in gross wells or acres expressed as whole numbers and fractions.

      OPERATING COSTS. The expenses of producing oil or gas from a formation, consisting of the costs incurred to operate and maintain wells and related equipment and facilities, including labor costs, repair and maintenance, supplies, insurance, production, severance and other production excise taxes.

      PRODUCING PROPERTY. A property (or interest therein) producing oil or gas in commercial quantities or that is shut-in but capable of producing oil or gas in commercial quantities, to which Producing Reserves have been assigned. Interests in a property may include Working Interests, production payments, Royalty Interests and other non-working interests.

      PRODUCING RESERVES. Proved Developed Reserves expected to be produced from existing completion intervals open for production in existing wells.

      PROSPECT. An area in which a party owns or intends to acquire one or more oil and gas interests, which is geographically defined on the basis of geological data and which is reasonably anticipated to contain at least one reservoir of oil, gas or other hydrocarbons.

      PROVED DEVELOPED RESERVES. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery may be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

      PROVED RESERVES. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

      (i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation testing. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

      (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

      (iii) Estimates of proved reserves do not include the following: (a) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves", (b) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (c) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (d) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

         PROVED UNDEVELOPED RESERVES. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Proved undeveloped reserves are not attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

         ROYALTY INTEREST. An interest in an oil and gas property entitling the owner to a share of oil and gas production free of Operating Costs.

         UNDEVELOPED ACREAGE. Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves. Undeveloped acreage should not be confused with undrilled acreage which is "Held by Production" under the terms of a lease.

         WORKING INTEREST. The operating interest under a Lease which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all Royalty Interests and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:    The Board of Directors and Shareholders
       Gas Salvage Corporation
       333 Riverfront Avenue S.E., Suite 153
       Calgary, Alberta
       CANADA

I have audited the accompanying balance sheet of Gas Salvage Corporation as of October 31, 2007 and the related statements of operations and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion the financial statements referred to above present fairly, in all material respects, the financial position of Gas Salvage Corporation as of October 31, 2007, and the results of its operations and its cash flows for the period then ended, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered a loss of $13,363 since inception June 5, 2007 and has not yet commenced operations. This raises substantive doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has determined that it is not required to have, nor was I engaged to perform, an audit of the effectiveness of its documented internal controls over financial reporting.


John Kinross-Kennedy
Certified Public Accountant
Irvine, California
December 19, 2007


Gas Salvage Auditor Opinion 12-18-07

                             GAS SALVAGE CORPORATION
                          (A Development Stage Company)

                                  BALANCE SHEET


                                                             October 31, 2007
ASSETS
   Current Assets
       Cash at bank                                         $      36,169
       Subscriptions Receivable                                    18,000
                                                            --------------
           Total Current Assets                                    54,169
                                                            --------------

       Property and Equipment
           Equipment                                              100,000
                                                             -------------

       Other Assets
           Oil & Gas Leasehold Interest                           190,000
                                                              ------------

            TOTAL ASSETS                                   $      344,169
                                                           ==============

LIABILITIES AND SHAREHOLDERS' EQUITY

   Liabilities
       Current Liabilities
           Accounts Payable                                        1,231
                                                         ----------------

            TOTAL LIABILITIES                                      1,231
                                                         ----------------

   Shareholders' Equity (Deficit)
       Common Stock, par value $0.001,
           authorized 50,000,000 shares; issued
           and outstanding 5,280,000 shares                       5,280
       Additional Paid-In Capital                               351,021
       Deficit accumulated during the development stage         (13,363)
                                                         --------------

            TOTAL SHAREHOLDERS' EQUITY                         342,938
                                                          -------------

   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $    344,169
                                                          ============




    The accompanying Notes are an integral part of these financial statements

                             GAS SALVAGE CORPORATION
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS



                                                  For the Period of Inception
                                                  from June 5, 2007, through
                                                        October 31, 2007

Revenue                                                $                  -
                                                       --------------------

Cost of Sales                                                             -
                                                       ---------------------

Operating Income                                                          -
                                                       ---------------------

General and Administrative Expenses:
     Professional Fees                                               11,500
     Repairs & Maintenance                                            1,231
     Other General and Administrative Expenses                         632
                                                        --------------------
         Total General and Administrative
           Expenses                                                 13,363
                                                        ------------------

Net Loss                                                 $         (13,363)
                                                         =================

Loss Per Common Share:
     Basic and Diluted                                   $           (0.005)
                                                         ==================

Weighted Average Shares Outstanding,
     Basic and Diluted:                                          2,551,216
                                                         =================






    The accompanying Notes are an integral part of these financial statements

                             GAS SALVAGE CORPORATION
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

                                                    For the Period of Inception
                                                     from June 5, 2007, through
                                                          October 31, 2007
Cash flows from operating activities:
    Net (Loss)                                           $      (13,363)
    Adjustments to reconcile net loss to
    net cash used by operating activities:
    Non-cash depreciation
    Change in operating assets and liabilities:
    Increase (Decrease) in Accounts Payable                       1,231
                                                      -----------------
         Net cash (used by) operating  activities               (12,132)
                                                      -----------------

 Cash flows from investing activities
    Acquisition of equipment                                  (100,000)
    Acquistion of oil & gas working interest                  (190,000)
                                                         --------------
         Net cash (used by) investing activities              (290,000)
                                                         --------------

 Cash flows from financing activities:
    (Increase) in Subscriptions Receivable                     (18,000)
    Non cash issue of stock for assets                          90,000
    Common stock issued for cash                               266,301
                                                         --------------
 Net cash (used) provided by financing activitiies             338,301
                                                         --------------

 Net increase (decrease) in cash                                36,169

 Cash, beginning of the period                                      --
                                                         -------------

 Cash, end of the period                                 $      36,169
                                                         =============

 Supplemental cash flow disclosure:
    Interest paid                                        $          --
                                                         =============
    Taxes paid                                           $          --
                                                         =============




    The accompanying Notes are an integral part of these financial statements

                             GAS SALVAGE CORPORATION
                          (A Development Stage Company)

                        STATEMENT OF SHARHEOLDERS' EQUITY
                                   (Unaudited)


                                                                            Deficit
                                                                           Accumulated          Total
                                      Common Stock          Additional     during the       Shareholders'
                                Number of                    Paid-In       Development          Equity
                                  Shares        Amount       Capital          Stage           (Deficit)
                                -----------     ------     --------------  -----------       -------------

 Inception, June 5, 2007                 -     $      -      $        -      $      -         $         -

 Common stock issued for         1,800,000        1,800          16,200                            18,000
     cash at $0.01 per share
     June 6, 2007

Common stock issued for          2,580,000        2,580         245,721                           248,301
     cash at $0.096 per share
     September 5, 2007

   Common stock issued for oil     900,000          900          89,100                            90,000
     and gas working interest at
     $0.10 per share September 5,
     2007

 Net loss for the period ended                                                (13,363)            (13,363)
                                -----------     --------       ---------     ---------          ---------

     Oct. 31, 2007
 Balances, October 31, 2007       5,280,000    $   5,280       $ 351,021     $(13,363)           $342,938
                                 ==========    =========       =========     ========            ========


                                GAS SALVAGE, INC.
                         (A Developmental Stage Company)
                          Notes to Financial Statements
                                October 31, 2007


1.    Organization

      Gas Salvage Inc. (the "Company") was incorporated under the laws of the State of Nevada June 5, 2007. The Company was organized for the purpose of engaging in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America. The company became engaged in the oil and gas industry.


2.    Summary of Significant Accounting Policies

    Basis of Presentation

    The financial statements of the Company have been prepared using the accrual basis of accounting in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

    Use of Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates. Significant estimates made by management are, among others, realizability of long-lived assets, deferred taxes and stock option valuation.

    The financial statements have, in management's opinion, been properly prepared within the reasonable limits of materiality and within the framework of the significant accounting.

    Income Taxes

    The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company generated a deferred tax credit through net operating loss carryforward. However, a valuation allowance of 100% has been established, as the realization of the deferred tax credits is not reasonably certain, based on going concern considerations outlined as follows.

    Going Concern

    The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease development of operations.

    The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its plans to generate revenue form well head machinery and oil and gas leases. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classifications or liabilities or other adjustments that might be necessary should the Company be unable to continue as a going concern.

    Development-Stage Company

    The Company is considered a development-stage company, with limited operating revenues during the periods presented, as defined by Statement of Financial Accounting Standards ("SFAS") No. 7. SFAS. No. 7 requires companies to report their operations, shareholders deficit and cash flows since inception through the date that revenues are generated from management's intended operations, among other things. Management has defined inception as June 5, 2007. Since inception, the Company has incurred an operating loss of $13,363. The Company's working capital has been generated through the sales of common stock. Management has provided financial data since June 5, 2007, "Inception", in the financial statements, as a means to provide readers of the Company's financial information to make informed investment decisions.

    Basic and Diluted Net Loss Per Share

    Net loss per share is calculated in accordance with SFAS 128, Earnings Per Share for the period presented. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilative convertible shares and

    ------------------------------------

     stock options were converted or exercised. Dilution iscomputed by applying the treasury stock method. Under this method, options and warrants are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby we used to purchase common stock at the average market price during the period.

     The Company has no potentially dilutive securities outstanding as of August 31, 2007.

    The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share computations for the period since Inception, June 5, 2007 ending October 31, 2007

      Numerator:

         Basic and diluted net loss per share:

            Net Loss                                     $   (13,363)

      Denominator

         Basic and diluted weighted average
             number of shares outstanding                  2,551,216


      Basic and Diluted Net Loss Per Share               $    (0.005)
      -------------------------------------


3.     Property and Equipment

         Equipment                                       $   100,000

         The Company purchased a 50% interest in a skid mounted Nitrogen Rejection unit. The unit strips out excessive nitrogen and oxygen from a gas well to an acceptable level of contaminants in the gas stream. The unit is intended for use on the Company's gas wells.

4.    Oil & Gas Leasehold Interest

         The Company purchased a 44.5% leasehold interest in a producing gas well on 40 acres in Lincoln County, Oklahoma, known as Holmes #1. The well was shut-in awaiting repairs to the Nitrogen Rejection Unit. The well was subsequently put into production in November, 2007. Volumetric calculations of the Holmes Lease reservoir have not yet been performed.

                  Property Acquisition Costs:   Unproved

                   Homes Lease                  $190,000

5.    Capital Structure

    During the period from inception through August 31, 2007, the Company entered into the following equity transactions:

June 6, 2007:          Sold 1,800,000  shares of common stock at $.01 per share
                       realizing $18,000.

September 5, 2007:     Sold 2,580,000 shares of common stock at $.096 per share
                       realizing $248,301.

September 5, 2007:     Issued 900,000 shares of common stock at $.10 per share
                       in payment of $90,000 toward 44.5% working interest in an oil and gas lease.


    As at October 31, 2007, the Company was authorized to issue 50,000,000 shares of $0.001 par common stock, of which 5,280,000 shares were issued and outstanding.

    The Company was also authorized to issue 5,000,000 shares of preferred stock, of which nil shares were issued and outstanding.


6.    Legal Proceedings

    There are no significant legal proceedings against the Company with respect to matters arising in the ordinary course of business.

7.     Subsequent Event

    The gas well, Holmes No. 1, in which the Company holds an interest, was put into production in November 2007 with the use of the Nitrogen Rejection unit under the control of the Operator, Southside Oil and Gas, Inc.

TABLE OF CONTENTS                                                       Page

PROSPECTUS SUMMARY ..................................................
RISK FACTORS ........................................................
DILUTION AND COMPARATIVE SHARE DATA..................................
MARKET FOR GAS SALVAGE'S COMMON STOCK ...............................
MANAGEMENT'S DISCUSSION AND ANALYSIS
     AND PLAN OF OPERATION ..........................................
BUSINESS.............................................................
MANAGEMENT ..........................................................
PRINCIPAL SHAREHOLDERS...............................................
SELLING SHAREHOLDERS.................................................
DESCRIPTION OF SECURITIES............................................
LEGAL PROCEEDINGS....................................................
INDEMNIFICATION .....................................................
AVAILABLE INFORMATION................................................
GLOSSARY ............................................................
FINANCIAL STATEMENTS.................................................

      No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Gas Salvage. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

      Until _______, 2008 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     Information Not Required in Prospectus

Item 24. Indemnification of Officers and Directors The Nevada Revised Statutes provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

Item 25. Other Expenses of Issuance and Distribution.

      The following table show the costs and expenses payable by the Company in connection with this registration statement.

         SEC Filing Fee                                       $      21
         Blue Sky Fees and Expenses                                 500
         Printing Expenses                                          500
         Legal Fees and Expenses                                 30,000
         Accounting Fees and Expenses                               800
         Miscellaneous Expenses                                   3,179
                                                              ---------
                  TOTAL                                         $35,000
                                                              =========

         All expenses other than the SEC filing fee are estimated.

Item 26. Recent Sales of Unregistered Securities.

      The following lists all shares issued by the Company since its inception.


Name                         Date          Shares     Consideration (1)
----                         ----          ------     -----------------

Nolan Weir                   6-6-07     1,800,000       $18,000
Futures Investment Corp.     9-5-07       900,000       Interest in oil and
                                                        gas property
James Rutter                 9-5-07         50000        $5,000
Jeanette Rutter              9-5-07         50000        $5,000
Charles Chebry               9-5-07         50000        $5,000
Aaron Cain Professional Corp 9-5-07         50000        $5,000
Don Campbell                 9-5-07         50000        $5,000
Jay Funk                     9-5-07         50000        $5,000
Glen Hubick                  9-5-07         50000        $5,000.
Jean Mark Boucher            9-5-07         50000        $5,000
Shawn Mccord                 9-5-07         20000        $2,000
Trent Gahan                  9-5-07         20000        $2,000
Don Rasmussen                9-5-07         50000        $5,000
Will Wagner                  9-5-07         98000        $9,800
Brian Mattis                 9-5-07         50000        $5,000

Name                          Date         Shares     Consideration (1)
----                          ----         ------     -----------------

Lisa Maclellan               9-5-07         50000        $5,000
Kenn Amman                   9-5-07         50000        $5,000
Terry Ammann                 9-5-07         50000        $5,000
Jed Dreifke                  9-5-07         50000        $5,000
Colleen Dreifke              9-5-07         50000        $5,000
Warren Killen                9-5-07         40000        $4,000
Corinne Killeen              9-5-07         40000        $4,000
Derek Chernicki              9-5-07         20000        $2,000
Peter Richards               9-5-07         20000        $2,000
Trimour Capital Group        9-5-07        100000       $10,000
Robbi Ann Black              9-5-07         30000        $3,000
Curtis Beswick               9-5-07         50000        $5,000
Chris MAcClellan             9-5-07         30000        $3,000
Olga Mcclennan               9-5-07         50000        $5,000
Alfred Himmelspeck           9-5-07         50000        $5,000
Krista Mainprise             9-5-07         50000        $5,000
Deborah Mainprise            9-5-07         50000        $5,000
Joesphine Berscheid          9-5-07         50000        $5,000
Ryan Beamin                  9-5-07         50000        $5,000
Ross Black                   9-5-07         35000        $3,500
Kimberly Black               9-5-07         65000        $6,500
Grand Lion Investment        9-5-07        100000       $10,000
Jeff Sands                   9-5-07        100000       $10,000
Maureen Sands                9-5-07        100000       $10,000
Shelley Rainforth            9-5-07         20000        $2,000
Kerry Wilde                  9-5-07         10000        $1,000
Ken Prusky                   9-5-07         20000        $2,000
Troy Prusky                  9-5-07         20000        $2,000
Daryl Ries                   9-5-07         10000        $1,000
James MacLellan              9-5-07         40000        $4,000
Randy Steinley               9-5-07         50000        $5,000
Berscheid Ventures Inc       9-5-07         50000        $5,000
Don Homer                    9-5-07         20000        $2,000
Rob Turner                   9-5-07         50000        $5,000
1098701 Alberta Ltd          9-5-07         50000        $5,000
Jamie McNaughton             9-5-07         50000        $5,000
Sandra Dosdall               9-5-07         50000        $5,000
John Laqourgue               9-5-07         20000        $2,000
Reynoudt Jalink              9-5-07         10000        $1,000
Mary Wagner                  9-5-07         10000        $1,000
Chris Jones                  9-5-07         20000        $2,000
James Bijl                   9-5-07         12000        $1,200
Rudolf Wagner                9-5-07         10000        $1,000
Gary Soost                   9-5-07         30000        $3,000
Craig Beamin                 9-5-07         10000        $1,000
Charlotte Soost              9-5-07         50000        $5,000

Name                          Date         Shares     Consideration (1)
----                          ----         ------     -----------------

William Lawson               9-5-07         30000        $3,000
Betty Ann Horbay             9-5-07         20000        $2,000


(1) The consideration received from Nolan Weir is expressed in U.S. $. The amounts received from all other shareholders is expressed in Canadian $.

    The shares listed above were all issued to non-U.S. persons who reside outside of the United States. The negotiations and agreements relating to the issuance of these shares were made by the Company's officers (who were non-U.S. persons) from Canada. The shares are restricted from resale in the public markets for a period of one year from the date of their issuance. There is no market for the Company's securities in the United States and none of the securities have been transferred since their issuance. The Company relied upon the exemption provided by Rule 901 of the Securities and Exchange Commission with respect to the sale of these shares.

Item 27. Exhibits

The following exhibits are filed with this Registration Statement:

Exhibit
Number   Exhibit Name

3.1      Articles of Incorporation, as amended

3.2      Bylaws

5        Opinion of Counsel

10.1 Agreement pertaining to acquisition of interest in oil and gas lease in Oklahoma.

23.1     Consent of Attorneys

23.2     Consent of Accountants

Item 28. Undertakings

    (a) The small business issuer will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to.

           (i) Include any Prospectus required by Section l0 (a)(3) of the Securities Act:

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

            (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

            (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

            (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Small Business Issuer pursuant to the foregoing provisions or otherwise, the Small Business Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Small Business Issuer of expenses incurred or paid by a director, officer or controlling person of the Small Business Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling


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person in connection with the securities being registered, the Small Business
Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) That, for the purpose of determining liability under the Securities Act to any purchaser:

      (1) If the small business issuer is relying on Rule 430B:

            (i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or
(x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (2) If the small business issuer is subject to Rule 430C, include the following:

      Each prospectus filed pursuant to Rue 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.



                                       5
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                                   SIGNATURES

         In accordance with the requirements of the Securities Act of l933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in Calgary, Alberta, Canada on the 31st day of December 2007.


                                    GAS SALVAGE CORP.




                                 By: /s/ Nolan Weir
                                    ------------------------------------------
                                    Nolan Weir, President, Principal Financial
                                      Officer and Principal Accounting Officer




         In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                            Title                        Date


/s/ Nolan Weir                      Director                December 31, 2007
-------------------------
Nolan Weir

                                    EXHIBITS


                                GAS SALVAGE CORP.

                       REGISTRATION STATEMENT ON FORM SB-2








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